EXHIBIT 10.3

Restricted Stock Unit Agreement

2024 Performance-Based, Stock Settled

PERDOCEO EDUCATION CORPORATION

2016 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated [________] (the “Grant Date”), is by and between Perdoceo Education Corporation, a Delaware corporation (the “Company”), and [_______] (the “Participant”).

To evidence such award and to set forth its terms, the Company and the Participant agree as follows. All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Perdoceo Education Corporation Amended and Restated 2016 Incentive Compensation Plan, as amended from time to time (the “Plan”).

1.
Grant of Restricted Stock Units. Subject to and upon the terms and conditions set forth in this Agreement and the Plan, the Committee granted to the Participant [_______] Restricted Stock Units (the “RSUs”) on the Grant Date, and the Participant hereby accepts the grant of the RSUs as set forth herein.
2.
Limitations on Transferability. Except in the event of the death of the Participant, at any time prior to the payment date for the RSUs (the “Settlement Date”), the RSUs, or any interest therein, cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed.
3.
Vesting. Subject to the provisions of Sections 5 and 6 of this Agreement, the RSUs shall be subject to adjustment and shall cease to be restricted and become non-forfeitable (thereafter being referred to as “Vested Shares”) on [__________] (the “Vesting Date”) as follows:

(a) First, an adjusted number of RSUs (the “Adjusted RSUs”) shall be determined by multiplying (i) the number of RSUs set forth in Section 1, by (ii) the Performance Multiplier.

(b) If LTI adjusted Operating Income (“LTI AOI”) for the year ending [__________] is equal to or greater than Targeted [____] LTI AOI, then 100% of the Adjusted RSUs shall become Vested Shares on the Vesting Date.

(c) If LTI AOI for the year ending [__________], is less than Targeted [____] LTI AOI, then 50% of the Adjusted RSUs shall become Vested Shares on the Vesting Date.

“LTI AOI,” “Targeted [__________] LTI AOI,” “Targeted [___] LTI AOI” and “Performance Multiplier” are defined on Exhibit A. Notwithstanding the foregoing, and subject to Sections 5 and 6 below, in the event that (x) the Participant incurs a Termination of Service prior to the Vesting Date, or (y) the Performance Multiplier is determined to be 0.00, then in either case the unvested RSUs shall be forfeited to the Company.

4.
Crediting and Settling RSUs.
(a)
RSU Accounts. The Company shall establish an account on its books for each Participant who receives a grant of RSUs (the “RSU Account”). The RSUs granted hereby shall be credited to the Participant’s RSU Account as of the Grant Date. The RSU Account shall be maintained for record keeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to the RSU

Account. The obligation to make distributions of securities or other amounts credited to the RSU Account shall be an unfunded, unsecured obligation of the Company.
(b)
Settlement of RSU Accounts. The Company shall settle the RSU Account by delivering to the holder thereof (who may be the Participant or his or her beneficiary determined in accordance with Article XIV of the Plan, as applicable) a number of Shares equal to the whole number of Vested Shares underlying the RSUs then credited to the Participant’s RSU Account (or a specified portion in the event of any partial settlement). The Settlement Date for all RSUs credited to a Participant’s RSU Account shall be as soon as administratively practical following the date on which the restrictions applicable to any portion of the RSUs granted hereby have lapsed, subject to achievement of the applicable performance goal set forth in Section 3, but in no event shall such Settlement Date be later than March 15 of the calendar year following the calendar year in which the restrictions applicable to the RSUs have lapsed.
5.
Termination of Service. Subject to Section 6, the provisions of this Section 5 shall apply in the event the Participant incurs a Termination of Service at any time prior to an applicable Vesting Date set forth in Section 3:
(a)
If the Participant incurs a Termination of Service because of his or her death or Disability, any RSUs that had not become Vested Shares prior to the date of the Termination of Service shall become Vested Shares, and, as of the relevant Settlement Date, the Participant (or his or her beneficiary, as applicable) shall own a number of Shares equal to the whole number of Vested Shares underlying the RSUs free of all restrictions otherwise imposed by this Agreement except for Shares used to satisfy the tax withholding obligations set forth in Section 17 of this Agreement or otherwise required by any taxing authority.
(b)
If the Participant incurs a Termination of Service for any reason other than his or her death or Disability, then any RSUs that had not become Vested Shares prior to the date of the Termination of Service shall be immediately forfeited to the Company.
(c)
Notwithstanding any other provision in this Agreement, if the Participant is a "specified employee" (as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) at the time of his or her Termination of Service, no amount that is subject to Code Section 409A and that becomes payable under this Agreement by reason of such Termination of Service shall be paid to the Participant before the earlier of (i) the expiration of the six (6) month period measured from the date of the Participant’s Termination of Service, and (ii) the date of the Participant's death.
6.
Change in Control. Upon a Change in Control, the Participant will have such rights with respect to the RSUs as are provided for in the Plan.
7.
Stock Certificates and Escrow. On each Settlement Date, the Company, at its election, shall either (a) credit any Shares issued to the Participant pursuant hereto through a book entry on the records kept by the Company’s stockholder record keeper, or (b) issue certificates for such Shares.
8.
Adjustments. The Committee may make or provide for such adjustments to the RSUs as provided for in Section 4.3 of the Plan.
9.
Restrictive Covenants. In consideration of receiving the RSUs hereunder, and as a term and condition of the Participant’s employment with the Company, the Participant agrees to adhere to, and be bound by, the following restrictions. The Participant hereby acknowledges that the Participant’s job responsibilities give the Participant access to confidential and proprietary information belonging to the Company and/or its subsidiaries and Affiliates, and that this and other confidential information to which the Participant has access is not readily available to the public and gives to the Company an opportunity to gain an advantage over competitors who do not know or use this information in the same manner as the Company, and would give to competitors an unfair advantage over the Company, its subsidiaries or Affiliates in any of the markets in which the Company, its subsidiaries or Affiliates maintains schools, provides on-line education classes or otherwise conducts business. The Participant further acknowledges that the following restrictions will not cause the Participant undue hardship. Consequently, the Participant agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company's and/or its subsidiaries’ or Affiliates’ legitimate business interests.

During the Participant’s employment with the Company and/or any of its subsidiaries and Affiliates and continuing thereafter for the post-termination periods specified below, the Participant will not, in any way, directly or indirectly, either for the Participant or any other person or entity, whether paid or unpaid:

(a)
For [_______] following Participant’s voluntary Termination of Service with the Company or Participant’s Termination of Service by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries and Affiliates in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any of its subsidiaries or Affiliates, including but not limited to coursework in the areas of business, criminal justice, design and media arts, education, engineering, information technology and nursing. The Participant hereby acknowledges that the following organizations, among others, provide Competing Educational Services and, should the Participant accept employment with, own, manage, operate, consult or provide expert services to any of these organizations, it would inevitably require the use and/or disclosure of confidential information belonging to the Company and/or its subsidiaries or Affiliates and would provide such organizations with an unfair business advantage over the Company: Adtalem Global Education Inc. (formerly known as DeVry Education Group Inc.), American Public Education, Inc., Anthem Education, Apollo Education Group, Inc., Career Step, LLC, Cogswell Education, LLC, Delta Career Education Corporation, DeVry University, EmbanetCompass, Grand Canyon Education Inc., Kaplan, Inc., Keiser University, Laureate Education, Inc., Learning Tree International Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Purdue University Global, Ross Education, LLC, South University, Southern New Hampshire University, Strategic Education, Inc. (formerly known as Strayer Education Inc.), Universal Technical Institute Inc., Zenith Education Group, Inc., Zovio Inc (formerly known as Bridgepoint Education, Inc.) and each of their respective subsidiaries, affiliates and successors. The Participant further acknowledges that the Company and/or its subsidiaries or Affiliates provide career-oriented education through physical campuses throughout the United States and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Restrictive Covenant. If the Participant incurs an involuntary Termination of Service by the Company other than for Cause, the Participant will not be subject to any post-termination non-compete restriction under this Section 9(a).
(b)
For [_______] following Participant’s Termination of Service with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries or Affiliates to leave his/her employment.
(c)
At all times following the Participant’s Termination of Service with the Company for any reason, reveal, divulge, or make known to any person, firm or corporation any confidential information, or take any other action, in violation of the Confidential Information Policy in the Company’s Code of Business Conduct & Ethics. A Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Company trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. A Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Company trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. A Participant who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Furthermore, nothing in this Agreement restricts or prohibits Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing documents or other information to, reporting possible violations of law or regulation to, or from filing a claim or charge or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Participant does not need the prior authorization of the Company to make any such reports, disclosures or communications. Participant is not required to notify the Company that Participant has made such reports, disclosures or communications.

Should the Participant breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Participant agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Participant breach the terms of these Restrictive Covenants, the Participant will forfeit any right to the RSUs or Shares issued hereunder, subject to the terms and conditions of the Plan. If the Participant has previously sold any Shares derived from the RSUs, the Company shall also have the right to recover from the Participant the economic value thereof. The Participant agrees to pay the Company’s attorneys’ fees and costs incurred in recovering such RSUs or Shares issued, or the economic value of the Shares, pursuant hereto.

It is the intention of the Participant and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Participant and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ or Affiliates’ interests as described in this Agreement.

10.
Effect of Amendment of Plan or Agreement. No discontinuation, modification, or amendment of the Plan may, without the written consent of the Participant, adversely affect the rights of the Participant under this Agreement, except as otherwise provided under the Plan. This Agreement may be amended as provided under the Plan, but except as provided in the Plan no such amendment shall adversely affect the Participant’s rights under the Agreement without the Participant’s written consent, unless otherwise permitted by the Plan.
11.
No Limitation on Rights of the Company. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
12.
Stockholder Rights. The RSUs shall not represent an equity security of the Company and shall not carry any voting or dividend rights. The Participant shall have no rights of a stockholder of the Company with respect to any Vested Shares to be issued pursuant to a RSU until certificates for the Shares underlying the RSUs granted hereby are issued to the Participant or such Shares are otherwise reflected in a book entry on the records kept by the Company’s stockholder record keeper. Notwithstanding the foregoing, on the relevant Settlement Date, the Participant shall be entitled to receive an amount in cash equal to the dividends, if any, that would have become payable on or after the Vesting Date, but prior to the Settlement Date, with respect to the Shares issued on the Settlement Date. Notwithstanding anything to the contrary herein, so long as the Participant has not incurred a Termination of Service prior to or on the record date declared for a cash dividend payable on Shares, the Participant shall be credited with Dividend Equivalents on any unvested or unsettled RSUs in the form of cash when and to the extent that regular cash dividends are paid on Shares between the Grant Date and the date such RSUs are settled or forfeited. Such Dividend Equivalents shall be computed by multiplying the amount of the regular cash dividend declared and paid for each Share by the number of RSUs held by the Participant on the record date of such regular cash dividend. Dividend Equivalents credited to the Participant with respect to any unvested or unsettled RSUs shall be subject to the same vesting or forfeiture restrictions as the Shares underlying the RSUs to which such Dividend Equivalents relate. For the avoidance of doubt, any such Dividend Equivalents will be deferred until, and shall only be paid contingent upon, the vesting of or lapse of forfeiture restrictions on the RSUs. Any unpaid Dividend Equivalents attributable to RSUs that are forfeited or cancelled will not be paid and will be immediately forfeited upon forfeiture or cancellation of the RSUs.
13.
Compliance with Applicable Laws and Regulations. Notwithstanding anything herein to the contrary, the Company shall not be obligated to either (a) cause to be issued or delivered any certificates for any Vested Shares, or (b) credit a book entry related to the Vested Shares to be entered on the records of the Company’s stockholder record keeper, unless and until the Company is advised by its counsel that such payment is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company may require, as a condition of such payment, and in order to ensure compliance with such laws, regulations and requirements, that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.
14.
Agreement Not a Contract of Employment or Other Relationship. This Agreement is not a contract of employment, and the terms of employment of the Participant or other relationship of the Participant with the Company shall not be affected in any way by this Agreement except as specifically provided herein. The Participant’s execution or acceptance of this Agreement shall not be construed as conferring any legal rights upon the Participant for a continuation of an employment or other relationship with the Company, nor shall it interfere with the right of the Company to discharge the Participant and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

15.
No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.
16.
No Impact on Other Benefits. The value of the Participant's RSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
17.
Tax Consequences. The Participant acknowledges and agrees that the Participant is responsible for all taxes and tax consequences with respect to the grant of RSUs (and any Dividend Equivalents), the lapse of restrictions otherwise imposed by this Agreement and the issuance of Shares (and payment of any Dividend Equivalents) pursuant hereto. The Participant further acknowledges that it is the Participant’s responsibility to obtain any advice that the Participant deems necessary or appropriate with respect to any and all tax matters that may exist as a result of the grant of the RSUs (and any Dividend Equivalents), the lapse of restrictions otherwise imposed by this Agreement and the issuance of Shares (and payment of any Dividend Equivalents) pursuant hereto. Notwithstanding any other provision of this Agreement, Shares shall not be issued to the Participant pursuant hereto (and payment of Dividend Equivalents shall not be made) unless, as provided in Article XVIII of the Plan, the Participant shall have paid to the Company, or made arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the grant of the RSUs (and any Dividend Equivalents), the lapse of restrictions otherwise imposed by this Agreement and the issuance of Shares (and payment of any Dividend Equivalents) pursuant hereto.
18.
Disclosure Rights. Except as required by applicable law, the Company (or any of its Affiliates) shall not have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock, RSUs or Vested Shares, and such holder shall have no right to be advised of, any material information regarding the Company at any time prior to, upon or in connection with receipt of the Shares.
19.
Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Participant, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Participant may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Participant, and the Participant hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Participant shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
20.
Successors and Assigns. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Participant and the successors and assigns of the Company.
21.
Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code. Notwithstanding any provision of this Agreement or the Plan to the contrary, to the extent that the Committee determines that any portion of the RSUs granted hereunder is subject to Section 409A of the Code and fails to comply with the requirements thereof, the Committee reserves the right to amend, restructure, terminate or replace such portion of the RSUs in order to cause it to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.
22.
Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to the principles thereof relating to the conflicts of laws.
23.
Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts the RSUs subject to all the terms and provisions of this Agreement and of the Plan. The Shares issued pursuant hereto are granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the RSUs and such Shares shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.
24.
Cooperation. In the event of any pending or threatened investigation, proceeding, lawsuit, claim or legal action against or involving the Company, the Participant acknowledges and agrees to cooperate to the fullest extent possible in the investigation, preparation, prosecution, or defense of the Company’s case, including, but not limited to, the execution of affidavits or documents, providing of information requested by the Company or the Company’s counsel, and meeting with Company representatives or the Company’s counsel. Nothing in this paragraph shall be construed as suggesting or implying that the Participant should testify in any way other than truthfully or provide anything other than accurate, truthful information.
25.
Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.
26.
Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
27.
Entire Agreement. This Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.
28.
Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
29.
Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.
30.
Condition to Return Signed Agreement. This Agreement will be null and void unless the Participant indicates his or her acceptance of the RSUs provided for hereunder by signing, dating and returning this Agreement to the Company on or before [_________].
31.
Construction. Notwithstanding any other provision of this Agreement, this Agreement is made, and the RSUs and Shares are granted, pursuant to the Plan and are in all respects limited by and subject to the express provisions of the Plan, as amended from time to time. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The interpretation and construction by the Committee of the Plan, this Agreement and any such rules and regulations adopted by the Committee for purposes of administering the Plan, shall be final and binding upon the Participant and all other persons.
32.
Clawback Policy. By accepting the grant of the RSUs pursuant to this Agreement, the Participant hereby acknowledges that the Board has adopted a policy pursuant to which the Participant may be required to repay amounts otherwise paid pursuant to this Agreement to the extent (a) such amounts were predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the Securities and Exchange Commission; (b) the Board determines the Participant engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and (c) a lower payment would have been made to the Participant based upon the restated financial results (collectively, the “Policy”). By accepting the grant of the RSUs pursuant to this Agreement, the Participant hereby agrees to be bound by the Policy and any amendment or replacement thereof designed to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, and to repay amounts that the Participant may be required to be repay thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

PERDOCEO EDUCATION CORPORATION

Todd S. Nelson

President and Chief Executive Officer

ACCEPTANCE (OR REJECTION) OF AWARD BY PARTICIPANT

The undersigned, the Participant, hereby: (select one of the options below)

____ ACCEPTS the award of the RSUs as set forth in this Agreement and agrees to be bound by the terms and conditions of this Agreement and the Plan.

_____ REJECTS the award of the RSUs contemplated by this Agreement and forfeits all rights relating thereto. Please note that a rejection of this Award has no impact on any other award of options, restricted stock or restricted stock units you have previously received, including any restrictive covenants you are subject to pursuant to the agreement(s) governing your previous awards.

Date: _____________________ _________________________________

(Signature of Participant)

Print Name: ______________________

Please sign and return a fully executed .pdf of this Restricted Stock Unit Agreement by [_______] to Catherine Andersen at PEC corporate via DocuSign electronic signature. Failure to do so will result in forfeiture of the Award. Please retain a copy of this signed Restricted Stock Unit Agreement for your records.

Exhibit A

“LTI ADJUSTED OPERATING INCOME (‘LTI AOI’)” means, with respect to any year, consolidated operating income of the total Company (and its affiliates) for such year, determined before (a) depreciation, amortization and asset impairments, and (b) legal settlements and any expenses incurred in connection with or as a result of a legal settlement or other resolution of a legal, regulatory or governmental dispute, investigation or inquiry (collectively, “Legal Costs”), including without limitation reimbursement or payment of third party legal fees, costs of any compliance monitor retained in accordance with the terms thereof, restitution or other payments to students (current, former or prospective), fines and penalties (but excluding legal fees of the Company, which are addressed in clause (c and d) below); (c) legal fee expense associated with (i) responses to the Department of Education relating to borrower defense to repayment applications from former students, and (ii) acquisition efforts; and (d) legal fee expenses excluding amounts addressed in clause (c) above, as adjusted (i.e., neutralized) for the difference between actual legal fees and the estimated amounts used in determining Targeted [__________] LTI AOI. Notwithstanding the foregoing, Legal Costs for purposes of clause (b) shall not include any amount that was included in determining Targeted [__________] LTI AOI or Targeted [____] LTI AOI. When determining LTI AOI for the year ended [__________], 50% of the aggregate estimated amounts used in determining Targeted [__________] LTI AOI shall be used for purposes of calculating any adjustment pursuant to clause (d) above. The amount for each of the items in clause (a) shall be as reported on the consolidated statement of income (loss) and comprehensive income (loss) within the Company’s Form 10-K for the years ended [__________], [__________] and [__________], as applicable (which are prepared in accordance with the generally accepted accounting principles in the U.S. and filed with the U.S. Securities and Exchange Commission). The amount for each of the actual items in clauses (b), (c) and (d) shall be as reported within such Form 10-K; provided, however, that if the information reported in such Form 10-K is not sufficiently specific to provide data for a specific amount, then the data will be obtained from the Company’s Finance Department and will be based on the underlying accounting records upon which information in the Form 10-K is based. In addition, LTI AOI for [__________] and [__________] shall be determined assuming 100% vesting of the RSUs pursuant to Section 3 and 100% vesting of the performance-based restricted stock units which (i) were granted to other participants pursuant to the Plan on the Grant Date and subject to and upon the same terms and conditions as set forth in this Agreement, and (ii) remain outstanding at the time of such determination.

“Performance Multiplier” means the applicable amount set forth in the “Performance Multiplier” column below, determined based on the aggregate LTI AOI for the years ended [__________] and [__________] according to the following chart:

Aggregate LTI AOI for the years ended [__________] and [__________]	Performance Multiplier
If less than Targeted [__________] LTI AOI	0.00 (the RSUs shall be forfeited)
If equal to or greater than Targeted [_______] LTI AOI (but less than $[___] above Targeted [_______] LTI AOI)	1.00

If equal to or greater than $[_______] above Targeted [_______] LTI AOI (but less than $[_______] above Targeted [_______] LTI AOI)	1.25
If equal to or greater than $[_______] above Targeted [_______] LTI AOI (but less than $[_______] above Targeted [_______] LTI AOI)	1.50
If equal to or greater than $[_______] above Targeted [_______] LTI AOI (but less than $[_______] above Targeted [_______] LTI AOI)	1.75
If equal to or greater than $[_______] above Targeted [_______] LTI AOI	2.00

For the avoidance of doubt, the Performance Multiplier (and the resulting number of Adjusted RSUs) shall not be interpolated between the amounts set forth in the chart above, and the Performance Multiplier shall not be greater than 2.00.

“Targeted [_______] LTI AOI” means the aggregate targeted LTI AOI for [____] and [____] as approved by the Committee on or prior to the Grant Date. In the event of the sale, disposition, acquisition, restructuring, discontinuance of operations or other extraordinary corporate event in respect of a material business on or prior [_______], the Committee shall review and adjust Targeted [_______] LTI AOI so that the achievement of the performance conditions set forth in Section 3(a) and 3(b) following such event is no more or less probable than the achievement prior to such event.

“Targeted [____] LTI AOI” means the targeted LTI AOI for [____] as approved by the Committee on or prior to the Grant Date. In the event of the sale, disposition, acquisition, restructuring, discontinuance of operations or other extraordinary corporate event in respect of a material business on or prior to [_______], the Committee shall review and adjust Targeted [____] LTI AOI so that the achievement of the performance conditions set forth in Section 3(b) following such event is no more or less probable than the achievement prior to such event.